                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): NOVEMBER 9, 1999



                               GENERAL MAGIC, INC.
             (Exact Name of Registrant as Specified in its Charter)


            DELAWARE                        000-25374                          77-0250147
(State or Other Jurisdiction of      (Commission File Number)      (IRS Employer Identification No.)
         Incorporation)

       420 NORTH MARY AVENUE                                                     94086
       SUNNYVALE, CALIFORNIA                                                 (Zip Code)
(Address of Principal Executive Offices)

       Registrant's telephone number, including area code: (408) 774-4000

                                      NONE
          (Former Name or Former Address, if Changed Since Last Report)

ITEM 5. OTHER EVENTS.

        On November 9, 1999, General Magic, Inc. (the "Company") entered into a Series G Preferred Stock and Warrant Purchase Agreement (the "Stock Purchase Agreement") in which the Company agreed to issue and sell 1,500 shares of its Series G Convertible Preferred Stock (the "Series G Stock") for $15,000,000 and a warrant to purchase up to 500 additional shares of the Company's Series G Stock for $1,000 (the "Warrant") to General Motors Corporation by and through its OnStar division ("General Motors") for an aggregate purchase price of $15,001,000 (the "Series G Financing").

        Under a letter agreement dated as of December 9, 1999, the closing date of the Series G Financing (the "Letter Agreement"), General Motors agreed that it would not exercise or permit a transferee to exercise the right to convert shares of the Series G Stock into shares of the Company's Common Stock to the extent that the shares of Common Stock issuable upon conversion would exceed 19.99% of the outstanding shares of the Company's Common Stock as of December 9, 1999 (the "Exchange Cap") unless the Company (i) obtains the approval of its stockholders as required by Rule 4460(i) and applicable regulations of Nasdaq for issuance of Common Stock (or securities convertible into or exercisable for Common Stock) in excess of the Exchange Cap or (ii) obtains a written opinion reasonably satisfactory to General Motors from outside counsel to the Company that such approval is not required. Furthermore, General Motors agreed not to exercise, nor to allow a transferee to exercise, the Warrant unless the Company
(i) obtains such stockholder approval or (ii) obtains such written opinion.

        The Letter Agreement requires the Company to seek and use reasonable best efforts to obtain either (a) the stockholder approval required by the applicable rules and regulations of Nasdaq for the issuance by the Company of
(i) that portion of the Series G Stock that may not be converted without exceeding the Exchange Cap, (ii) the Warrant, and (iii) shares of the Company's Common Stock (or securities convertible into or exercisable for Common Stock) issuable upon conversion of such portion of the Series G Stock or upon exercise of the Warrant or (b) an opinion of counsel reasonably satisfactory to General Motors that such approval is not required.

        Should the Company fail to obtain the approval of its stockholders or an opinion of counsel reasonably satisfactory to General Motors, then the Company must, at the absolute discretion of the Company, either (i) pay to General Motors $7 million in cash, or (ii) pay to General Motors $3.5 million in cash and credit $3.5 million against amounts then owed or next owing by General Motors to the Company.

        Subject to the provisions of the Letter Agreement, the shares of Series G Stock are convertible, at the option of the holder, into Common Stock of the Company at a conversion rate equal to $10,000 divided by $1.684 (as adjusted for any stock dividends, combinations, splits, reclassifications, exchanges, recapitalizations, capital reorganizations, and the like with respect to such shares). In addition, upon the consent of the holders of at least fifty percent of the Series G Stock then outstanding, all outstanding shares of the Series G Stock will be converted into shares of Common Stock automatically and without any further action by the holders of such shares, subject to the provisions of the Letter Agreement.

        The holders of Series G Stock are entitled to receive, when, if and as declared by the Board of Directors, noncumulative cash dividends at the rate of 7% of $10,000 per annum on each outstanding share of Series G Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares).

        The holders of Series G Stock are entitled to vote together with the Common Stock as though part of that class and are entitled to vote on all matters the number of votes equal to the largest number of whole shares of Common Stock into which the holder's shares of Series G Stock may be converted. The holders of Series G Stock are entitled to vote as a separate class (i) on any matter as to which such class would be entitled to vote under applicable law, (ii) on any matter proposing to change any provision of the Certificate of Designations, Preferences and Rights of Series G Convertible Preferred Stock (the "Certificate of Designations") or the Company's Certificate of Incorporation if such action would adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the holders of the Series G Stock, unless all series of preferred stock are so altered or changed and (iii) on any matter to increase or decrease the number of authorized shares of Series G Stock.

        Furthermore, the holders of the Series G Stock, voting as a separate class, have the right to elect one member of the Company's Board of Directors until the earlier of (i) the date upon which less than 600 shares (as adjusted for stock splits, recombinations, reclassifications and the like) of Series G Stock are outstanding, (ii) the date upon which General Motors Corporation and its Affiliates own less than a majority of the outstanding shares of Series G Stock (as adjusted for stock splits, recombinations, reclassifications and the like), and (iii) the date of consummation of an Acquisition or Asset Transfer, as those terms are defined in Section 3(b) of the Certificate of Designations.

        In addition to the Series G Financing, General Motors and the Company entered into a Development and License Agreement, dated November 9, 1999 (the "License Agreement", and together with the Series G Financing, the "Transaction"). In compliance with the terms of the License Agreement, General Motors paid to the Company a one-time, non-refundable license fee of $5,000,000 in consideration of licenses to use certain of the Company's technology and for related development work to be done by the Company.

        On December 14, 1999, the Company announced in a press release describing the closing of the Transaction that the Company would recognize $5,000,000 in the fourth quarter of 1999 in connection with the Transaction. Although the Company did receive $20,001,000 on or about December 9, 1999 including the $15,000,000 payment for the Series G Stock, the $1,000 payment for the Warrant and the $5,000,000 non-refundable license fee, the Company subsequently determined, based on recent Securities and Exchange Commission pronouncements on the recognition of revenue(1) and current accounting literature, to use the contract method of accounting for the Transaction, which requires that the Company recognize the revenue under the Transaction based on a percentage of completion method over the period from the inception of the License Agreement on November 9, 1999 until July 2000, the month by which the Company expects the OnStar virtual advisor to be commercially launched. The Company expects the total amount of revenue

--------
(1) See Commissioner Isaac C. Hunt Jr., Remarks at the 27th Annual AICPA National Conference on Current SEC Developments (Dec. 7, 1999) (transcript available at http://www.sec.gov/news/speeches/spch325.htm); Revenue Recognition in Financial Statements, Exchange Act Release No. SAB 101,
    17 C.F.R. Part 211 (Dec. 3, 1999).

to be recognized in connection with the Transaction using contract accounting to be approximately $6,000,000 of which approximately $300,000 is expected to be recognized in the fourth quarter of 1999.

        The foregoing description is qualified in its entirety by the Stock Purchase Agreement, the Letter Agreement, the License Agreement, and the other agreements and instruments executed in connection with the Series G Financing, copies of which are attached as exhibits to this Current Report on Form 8-K.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(c)     Exhibits.

        The following exhibits are filed with this report on Form 8-K:


Exhibit No.        Description
-----------        -----------
3.1                Certificate of Designations, Preferences and Rights of Series
                   G Convertible Preferred Stock of General Magic, Inc.

4.1* Series G Preferred Stock and Warrant Purchase Agreement between General Magic, Inc. and General Motors Corporation, by and through its OnStar Division, dated November 9, 1999
                   (without exhibits).

4.2                Letter Agreement of General Motors Corporation and General
                   Magic, Inc. dated as of December 9, 1999.

4.3                Form of Warrant for the Purchase of Shares of Series G
                   Convertible Preferred Stock of General Magic, Inc.

4.4 Registration Rights Agreement, dated November 9, 1999 by and between General Magic, Inc. and General Motors Corporation by and through its OnStar division.

99.1+ Development and License Agreement, dated November 9, 1999 by and between General Magic, Inc. and General Motors
                   Corporation by and through its OnStar division.

-------------------

* The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

+ Portions of this document have been omitted pursuant to a confidential treatment request filed with the Securities and Exchange Commission. Such portions have been provided separately to the Commission.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            GENERAL MAGIC, INC.



Dated:  January 28, 2000                    By:    /s/ Mary E. Doyle
                                                -------------------------------
                                                Mary E. Doyle
                                                General Counsel and Secretary

                                  EXHIBIT INDEX



Exhibit No.        Description
-----------        -----------
3.1                Certificate of Designations, Preferences and Rights of Series
                   G Convertible Preferred Stock of General Magic, Inc.

4.1* Series G Preferred Stock and Warrant Purchase Agreement between General Magic, Inc. and General Motors Corporation, by and through its OnStar Division, dated November 9, 1999
                   (without exhibits).

4.2                Letter Agreement of General Motors Corporation and General
                   Magic, Inc. dated as of December 9, 1999.

4.3                Form of Warrant for the Purchase of Shares of Series G
                   Convertible Preferred Stock of General Magic, Inc.

4.4 Registration Rights Agreement, dated November 9, 1999 by and between General Magic, Inc. and General Motors Corporation by and through its OnStar division.

99.1+ Development and License Agreement, dated November 9, 1999 by and between General Magic, Inc. and General Motors
                   Corporation by and through its OnStar division.


------------------

* The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

+ Portions of this document have been omitted pursuant to a confidential treatment request filed with the securities and exchange commission. Such portions have been provided separately to the commission.